EXHIBIT 99.1

Release date: April 27, 2005

TULLY’S COFFEE REACHES AGREEMENT TO SETTLE CALIFORNIA LAWSUIT

SEATTLE (April 27, 2005) – Tully’s Coffee Corporation (Tully’s) announced today that it has reached an agreement to settle a lawsuit filed February 2004 in California state court. The lawsuit was filed on behalf of two former store managers and on behalf of other former and current store managers in the state of California. The suit alleges that Tully’s improperly classified such managers as exempt under California’s wage and hour laws.

Tully’s denies all liability in this case, but to avoid protracted and costly litigation it has agreed to settle the lawsuit and fully resolve the claims brought by the plaintiffs. On April 21, 2005, the parties entered into a memorandum of understanding regarding the settlement of this matter.

“The unique aspects of California’s wage and hour laws have been problematic for many retailers,” said Kristopher Galvin, executive vice president for Tully’s. “We believe that it is in the best interests of our shareholders and our California managers to work out this settlement.”

Since the lawsuit was filed, Tully’s has investigated the matter and vigorously defended this lawsuit. The company has also pursued alternative dispute resolution with the plaintiffs.

Under the settlement, Tully’s will make cash payments totaling approximately $800,000 to the settlement class over a three year period starting upon final approval by the court. Subject to regulatory approval and compliance with applicable securities laws, Tully’s will also issue 300,000 shares of its common stock, with an agreed value of $450,000, to the settlement class during that three year period. In the fourth quarter of the fiscal year ended April 3, 2005, Tully’s will record a one-time charge for approximately $1.4 million for the settlement and associated costs. The settlement is subject to court approval. Tully’s expects that the final court approval would occur late in calendar year 2005.

Founded in 1992, Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s retail division operates specialty retail stores in Washington, Oregon, California and Idaho. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s specialty division supports Tully’s licensees in the United States and Asia. Currently, more than 350 company-operated and licensed Tully’s retail locations serve Tully’s premium handcrafted coffees, along with other complementary products. Tully’s corporate headquarters and roasting plant are located in Seattle at 3100 Airport Way S. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

# # # # #

Media Contacts:	Jason Hamilton / Wendy Ogunsemore
Richmond Public Relations
Tel: (206) 682-6979 / Cell: (206) 595-2593
jasonh@richmondpr.com / wendyo@richmondpr.com